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Filed Pursuant to Rule 424(b)(3)
Registration No. 333-114802

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus dated April 4, 2005)

43,328,933 Shares

Fieldstone Investment Corporation

Common Stock

        Attached hereto and incorporated by reference herein is our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 27, 2005. This Prospectus Supplement is not complete without, and may not be delivered or utilized except in connection with, the Prospectus dated April 4, 2005 and Prospectus Supplement No. 1 dated May 16, 2005 with respect to the resale of up to 43,328,933 shares of common stock by the selling stockholders named therein.

        Our common stock trades on the NASDAQ National Market under the symbol "FICC." On July 1, 2005, the last reported sale price of our common stock was $14.30 per share. The following table sets forth, for the first quarter of 2005 and the second quarter of 2005, the high and low closing sale prices for our common stock as reported on NASDAQ:

	High	Low
2005
First Quarter	$19.50	$13.75
Second Quarter	$14.52	$12.00

        See "Risk Factors" beginning on page 11 of the Prospectus for risk factors relevant to an investment in our common stock.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is July 5, 2005

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

June 24, 2005
Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	000-50938 (Commission File Number)	74-2874689 (IRS Employer Identification No.)
11000 Broken Land Parkway, Suite 600 Columbia, Maryland 21044 (Address of Principal Executive Offices)
(410) 772-7200 (Registrant's Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐
Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On June 24, 2005, Robert G. Partlow, Senior Vice President-Chief Financial Officer of Fieldstone Investment Corporation (the "Company") submitted a letter of resignation indicating his intention to resign effective August 5, 2005 for personal and family reasons. A copy of the Company's press release dated June 27, 2005 announcing Mr. Partlow's resignation is furnished with this current report as Exhibit 99.1. The Company has commenced a search for a replacement for Mr. Partlow and expects to appoint a successor as soon as practicable.

Item 9.01 Financial Statements and Exhibits

(c)    Exhibits

Exhibit No.	Description
99.1	Press Release dated June 27, 2005

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION
Date: June 27, 2005	By:	/s/ MICHAEL J. SONNENFELD President and Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated June 27, 2005

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FIELDSTONE INVESTMENT CORPORATION

43,328,933 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 2

July 5, 2005

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SIGNATURES
EXHIBIT INDEX